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                                                                     Exhibit 5.1



                               November 2, 1995



  BI Incorporated
  6400 Lookout Road
  Boulder, CO  80301

            Re:  Registration Statement on Form S-3

  Ladies and Gentlemen:

          We are counsel to BI Incorporated (the "Company") and in such capacity have examined the Company's Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 71,500 shares of the Company's common stock (the "Shares") to be offered by the selling shareholders named in the Registration Statement. We are familiar with the proceedings undertaken by the Company in connection with the authorization, issuance and sale of the shares to the selling shareholders. Additionally, we have examined such questions of law and fact as we have considered necessary for purposes of this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, assuming the Shares issuable upon the exercise of warrants are issued in accordance with the terms of such warrants, will be validly issued, fully paid and non-assessable prior to their resale pursuant to the Registration Statement.

          We consent to the filing of this opinion as an exhibit to the Registration Statement.


                      IRELAND, STAPLETON, PRYOR
                            & PASCOE, P.C.

                          /s/ Mark J. Sather
                      By:______________________________
                         Mark J. Sather, Vice President